Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Green Plains Renewable Energy, Inc. of the following report appearing in the Prospectus, which is part of this Registration Statement:  Independent Auditors’ Report dated October 11, 2007 relating to our audit of the financial statements of Great Lakes Cooperative and Subsidiary as of August 31, 2007 and 2006 and the related consolidated statements of operations, members' equity and cash flows for the years ended August 31, 2007, 2006 and 2005.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Gardiner Thomsen, P.C.

Des Moines, Iowa
December 24, 2007